Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SDC SOFTWARE, INC.

XERITON CORPORATION

AND DAVID W. PLUMMER AND NICOLE PLUMMER

AS THE PRINCIPAL STOCKHOLDERS

DATED AS OF DECEMBER 7, 2009

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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SCHEDULES

Schedule 1.1(aa)	Closing Working Capital Amount based on Estimated Closing Date Balance Sheet
Schedule 1.1(xx)	Permitted Liens
Schedule 1.1(ccc)	Product Software
Schedule 1.1(mmm)	Sites
Schedule 1.1(qqq)	Tangible Assets
Schedule 1.1(xxx)	Transferred Contracts
Schedule 1.1(yyy)	Transferred IP
Schedule 1.1(zzz)	Transferred Products
Schedule 1.1(aaaa)	Transferred Technology
Schedule 2.1(a)(xiii)	Other Transferred Assets
Schedule 2.1(b)	Excluded Assets
Schedule 2.6(b)	Assumed Liabilities
Schedule 3.2(p)	Changes and Modifications to be Implemented by Seller
Schedule 3.4	Wire Transfer Instructions
Schedule 3.6	Allocation of Consideration

EXHIBITS

Exhibit A-1	Form of Employee Non-Competition and Non-Solicitation Agreement
Exhibit A-2	Non-Competition and Non-Solicitation Agreement with David W. Plummer
Exhibit A-3	Non-Competition and Non-Solicitation Agreement with Nicole Plummer
Exhibit B	Disclosure Schedule
Exhibit C	Escrow Agreement
Exhibit D	General Assignment and Bill of Sale
Exhibit E	Form of Assignment of Copyright
Exhibit F	Form of Legal Opinion
Exhibit G	Systweak Source Code Escrow Agreement
Exhibit H	Form of Intellectual Property Assignment

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of December 7, 2009 by and among SDC Software, Inc., a Delaware corporation, with a place of business at 1900 Seaport Boulevard, 3rd Floor, Redwood City, CA 94063 (“Purchaser”), Xeriton Corporation, a Washington corporation, with a place of business at 336 228th Ave., NE, Sammamish, WA 98074 (“Seller”), and David W. Plummer and Nicole Plummer (individually, a “Principal Stockholder” and together, the “Principal Stockholders”). Each of Purchaser, Seller and each of the Principal Stockholders is referred to herein individually as a “Party,” and collectively as the “Parties”.

RECITALS

A. Seller owns and operates the Business (as defined below).

B. Seller desires to sell, and Purchaser desires to purchase, all right, title and interest of Seller in and to all of the assets of Seller other than the Excluded Assets (as defined below), and Purchaser will assume only the Assumed Liabilities (as defined below), all upon the terms and subject to the conditions set forth herein.

C. A portion of the consideration payable by Purchaser to Seller hereunder shall be placed in escrow as security for the indemnification obligations of Seller and the Principal Stockholders set forth in this Agreement.

D. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Purchaser to enter into this Agreement, (i) each of the persons referenced in Section 3.2(f) actually offered employment by Purchaser shall execute and deliver to Purchaser an offer letter (the “Offer Letters”) for employment with Purchaser to be effective immediately following the Closing (as defined below); (ii) David W. Plummer shall execute and deliver to Purchaser a consulting agreement (the “Consulting Agreement”) to be effective immediately following the Closing; (iii) each of the Designated Employees shall execute and deliver to Purchaser a non-competition and non-solicitation agreement in the form attached hereto as Exhibit A-1 (the “Employee Non-Competition and Non-Solicitation Agreement”); and (iv) each of Dave Plummer and Nicole Plummer shall execute and deliver to Purchaser non-competition and non-solicitation agreements in the forms attached hereto as Exhibit A-2 (the “Non-Competition and Non-Solicitation Agreement with Dave Plummer”) and Exhibit A-3 (the “Non-Competition and Non-Solicitation Agreement with Nicole Plummer”), respectively.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties hereto), intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

(a) “Actual Net Working Capital Adjustment” means (i) if the Closing Working Capital Amount is greater than or equal to $8,126.66, then $0; and (ii) if the Closing Working Capital Amount is less than $8,126.66, then the amount equal to (A) $8,126.66, minus (B) the Closing Working Capital Amount, as determined based upon the Final Closing Date Balance Sheet.

(b) “Allocation” has the meaning set forth in Section 3.6.

(c) “Assumed Liabilities” has the meaning set forth in Section 2.6.

(d) “Books and Records” means the books and records (in paper or electronic format) of Seller related to or used in the operation of the Business, including the sales records, reports on sales and business performance, customer and end user lists and information, including customer email addresses, supplier lists and information, Transferred Product records, distributor and other sales information, copies of Transferred Contracts, and copies of policies and procedures regarding marketing and customer and end user support; provided that Books and Records shall not include the minute books and similar corporate records of Seller.

(e) “Business” shall mean all of the operations, activities, services and products of Seller, including those relating to (i) the development, marketing and sale of computer health, optimization and security software, including products designed to improve performance of a computer, and (ii) the development, marketing, sale, and provision of remote or online technical support services, as such operations and activities have been conducted, are currently conducted and proposed to be conducted and as such services and products have been offered, are currently offered and proposed to be offered; provided that the Business shall not include those services and products solely relating to Seller’s WikiTalk website and software as available on the Closing Date.

(f) “Closing” has the meaning set forth in Section 3.1.

(g) “Closing Date” means the date on which the Closing occurs.

(h) “Closing Working Capital Amount” means an amount equal to (A) the aggregate of all cash, cash equivalents, accounts receivable, prepaid expenses and other current assets that constitute Transferred Assets, less (B) all accounts payable and accrued Liabilities that constitute Assumed Liabilities, in each case as reflected on the Estimated Closing Date Balance Sheet or Final Closing Date Balance Sheet, as applicable.

(i) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(j) “Collateral Agreements” has the meaning set forth in Section 2.4.

(k) “Competitive Business Activity” has the meaning set forth in Section 7.2.

(l) “Consent” means any consent, waiver, approval, permit, order or authorization of, or registration, declaration or filing with, any Person not a party to this Agreement.

(m) “Consulting Agreement” has the meaning set forth in the recitals hereto.

(n) “Contract” shall mean any note, bond, mortgage, indenture, lease, contract, purchase order, insertion order, terms of service or sale, binding quote, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, including any amendment or modifications made thereto, whether oral or written.

(o) “Designated Employees” means Allen Nieman, Matt Boisen, Sean Norman and Peifeng Ni.

(p) “Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof and attached hereto as Exhibit B.

(q) “Employee” means any current or former employee, contractor, consultant or advisor of Seller.

(r) “Employee Non-Competition and Non-Solicitation Agreement” has the meaning set forth in the recitals hereto.

(s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t) “ERISA Affiliate” means such subsidiary of Seller and any other person or entity under common control with Seller or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(u) “Escrow Agent” means U.S. Bank, National Association.

(v) “Escrow Agreement” means the Escrow Agreement to be executed and delivered prior to Closing between the Purchaser and Seller, attached hereto as Exhibit C.

(w) “Escrow Fund” has the meaning set forth in Section 3.5.

(x) “Escrow Payment” has the meaning set forth in Section 3.4.

(y) “Escrow Period” means the period commencing immediately after the Closing and ending at 5:00 p.m. (California Time) on the date which is fourteen (14) months after the Closing.

(z) “Estimated Closing Date Balance Sheet” means Seller’s estimated consolidated unaudited balance sheet as of the Closing Date, prepared in accordance with GAAP (with the exception of revenue recognition for credit card sales, which have been recorded on a cash basis and recognized upon payment) applied on a consistent basis with the Financials, based upon the most recent ascertainable financial information of Seller, which balance sheet shall be provided to Purchaser not less then five (5) days prior to the Closing.

(aa) “Estimated Net Working Capital Adjustment” means (i) if the Closing Working Capital Amount is greater than or equal to $8,126.66, then $0; and (ii) if the Closing Working Capital Amount is less than $8,126.66, then the amount equal to (A) $8,126.66, minus (B) the Closing Working Capital Amount, as determined based upon the Estimated Closing Date Balance Sheet prior to Closing. The calculation of the Closing Working Capital Amount for purposes of determining the Estimated Net Working Capital Adjustment is set forth on Schedule 1.1(aa).

(bb) “Excluded Assets” has the meaning set forth in Section 2.1(b).

(cc) “Excluded Liabilities” has the meaning set forth in Section 2.7.

(dd) “Excluded Employee Liabilities” means: (i) payments or entitlements that Seller or its ERISA Affiliates may owe or have promised to pay to Employees, including wages, other remuneration, holiday or vacation pay, bonus, commission, pension contributions (including without limitation those related to 401(k) plans), taxes, and any other Liability; (ii) all payments with respect to the Employees that are due to be paid on or prior to the Closing Date (including pension and 401(k)-related contributions, insurance premiums and taxation) to any third party in connection with the employment of any of the Employees; (iii) any claims or expectancies of any Employees following from their employment or consultancy with Seller or its ERISA Affiliates which have been incurred or accrued on or prior to the Closing Date; and (iv) any other Liability related to the Employees or agents of Seller or its ERISA Affiliates which were incurred or accrued on or prior to the Closing Date, whenever arising, in each case including WARN Act or any similar law or statute, change of control, workers’ compensation, severance, salary, bonuses, COBRA benefits or other benefits or payments due under any Seller Employee Plan, whether or not any such Employees shall accept employment with Purchaser in connection with the Transactions.

(ee) “Final Closing Date Balance Sheet” has the meaning set forth in Section 7.4.

(ff) “GAAP” has the meaning set forth in Section 4.6.

(gg) “Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

(hh) “Holdback Amount” has the meaning set forth in Section 3.4.

(ii) “Indemnified Party” has the meaning set forth in Section 8.2.

(jj) “Indemnifying Party” has the meaning set forth in Section 8.2.

(kk) “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications; (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications (collectively, “Trademarks”); (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software; (viii) rights to uniform resource locators, Web site addresses and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all goodwill associated with any of the foregoing.

(ll) “Knowledge” or “Known” shall mean, with respect to Seller, the knowledge of Dave Plummer, Nicole Plummer, Allen Nieman, Matt Boisen, and Peifeng Ni, assuming that such persons shall have made due and diligent inquiry with respect to the relevant subject matter.

(mm) “Legal Requirement” means any constitution, act, statute, law, ordinance, treaty, rule, regulation or official interpretation of, or judgment, injunction, order, decision, decree, license, permit or authorization issued by, any Governmental Entity.

(nn) “Liability” shall mean any debt, liability, indebtedness, duty, expense, claim, deficiency, guaranty, endorsement or other obligation of any type (whether known or unknown, whether asserted or unasserted, whether matured or unmatured, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

(oo) “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(pp) “Loss” and “Losses” has the meaning set forth in Section 8.2.

(qq) “Non-Competition and Non-Solicitation Agreement with Dave Plummer” has the meaning set forth in the recitals hereto.

(rr) “Non-Competition and Non-Solicitation Agreement with Nicole Plummer” has the meaning set forth in the recitals hereto.

(ss) “Non-Competition Period” has the meaning set forth in Section 7.2.

(tt) “Offer Letter” has the meaning set forth in the recitals hereto.

(uu) “Officer’s Certificate” has the meaning set forth in Section 8.4.

(vv) “Open Source Materials” has the meaning set forth in Section 4.9(h).

(ww) “Party” and “Parties” have the meaning set forth in the introductory paragraph hereto.

(xx) “Permitted Liens” means those Liens set on Schedule 1.1(xx) (i) for Taxes or governmental assessments, charges or claims the payment of which is not yet due; and (ii) of landlords and carriers, warehousemen, mechanics, materialmen and other similar Persons and imposed by applicable law, in each case incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith.

(yy) “Person” means an individual, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or Governmental Entity.

(zz) “Personally Identifiable Information” or “PII” has the meaning set forth in Section 4.9(t).

(aaa) “Principal Stockholder” and “Principal Stockholders” has the meaning set forth in the introductory paragraph hereto.

(bbb) “Processing” has the meaning set forth in Section 4.9(u).

(ccc) “Product Software” means all Software that is included in or part of any version of the Transferred Products, including the Software listed on Schedule 1.1(ccc) and all versions thereof, and including any Software from which such Software was derived.

(ddd) “Purchase Price” has the meaning set forth in Section 3.3.

(eee) “Purchaser” has the meaning set forth in the introductory paragraph hereto.

(fff) “Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications) or service marks; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(ggg) “Restricted Territory” has the meaning set forth in Section 7.2.

(hhh) “Seller” has the meaning set forth in the introductory paragraph hereto.

(iii) “Seller Charter Documents” has the meaning set forth in Section 4.1.

(jjj) “Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other Employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, formal or informal, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller or any of its ERISA Affiliates for the benefit of any of Seller’s Employees or with respect to which Seller or any of its ERISA Affiliates has or may have any liability or obligation.

(kkk) “Seller Lease” means the Lease Agreement dated as of October 16, 2003 between Seller and Lynn Limited Liability Company (now Washington Federal Savings and Loan), as amended.

(lll) “Seller’s Privacy Policies” has the meaning set forth in Section 4.9(t).

(mmm) “Sites” shall mean all of the world wide web sites used in the Business, including those located at the uniform resource locators set forth on Schedule 1.1(mmm).

(nnn) “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software includes source code listings and documentation.

(ooo) “Special Representations” has the meaning set forth in Section 8.1.

(ppp) “Stockholders” shall mean all of the holders of capital stock of Seller.

(qqq) “Tangible Assets” means all tangible assets, including Technology, used in, related to or reasonably necessary for the operation of the Business, the material items of which are described on Schedule 1.1(qqq).

(rrr) “Tax” and “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person or entity with respect to such amounts and including any liability for taxes of a predecessor entity.

(sss) “Tax Returns” means all forms required to be filed with a taxing authority, including for the payment or reporting of sales taxes.

(ttt) “Technology” means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, schematics, netlist, mask works, test methodologies, documentation, hardware development tools, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

(uuu) “Transactions” means the transactions contemplated by this Agreement and any agreements related to this Agreement.

(vvv) “Transfer Taxes” has the meaning set forth in Section 3.7.

(www) “Transferred Assets” has the meaning set forth in Section 2.1.

(xxx) “Transferred Contracts” means those Contracts listed on Schedule 1.1(xxx), with any Transferred Contracts requiring a Consent, and whether such Consent has been obtained prior to the Closing, indicated thereon.

(yyy) “Transferred IP” means all Intellectual Property Rights owned by Seller that are embodied by or would be infringed by the making, using, offering for sale, selling, importing or other exploitation of the Transferred Products, the Product Software or the Web Content, or by the operation of the Business, the material items of which are listed or described in Schedule 1.1(yyy).

(zzz) “Transferred Products” means Seller’s entire line of products and services relating to the Business, including all versions of such products and services, and products and services under development, and including the products listed on Schedule 1.1(zzz) hereto.

(aaaa) “Transferred Technology” shall mean all Technology owned by Seller or that Seller has the right or authority to transfer (other than Technology used exclusively in an Excluded Asset), including the Technology constituting the Transferred Products and the Web Content, and including all Technology listed on Schedule 1.1(aaaa). To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software, and Software from which such Software was derived shall be included as Transferred Technology.

(bbbb) “Web Content” shall mean all content of Seller that is or has been displayed or available, or that Seller has otherwise prepared or developed to sell or market the Transferred Products, on the Sites or on any third party’s web site.

1.2 Construction. For purposes of this Agreement, the Parties hereto agree that:

(a) whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include the masculine and feminine genders;

(b) the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

(c) all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated;

(d) the headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement;

(e) each Party has been represented by counsel during the negotiation and execution of this Agreement and, therefore, each waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document;

(f) nothing in the Disclosure Schedule shall be deemed an adequate disclosure to a representation or warranty made herein unless the statements in the Disclosure Schedule identifies the disclosure with reasonable particularity and indicates the Section and, if applicable, the Subsection of this Agreement to which such disclosure relates, or a specific cross-reference to such statements are made indicating those other Sections or Subsections of the Agreement to which such disclosure relates; and

(g) each representation, warranty and covenant herein shall have independent significance so that if any Party has breached any representation, warranty or covenant in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

ARTICLE 2

TRANSFER OF ASSETS

2.1 Transfer of Assets.

(a) Transferred Assets. At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser good and valid title to the Transferred Assets free and clear of any and all Liens other than Permitted Liens. For purposes of this Agreement and subject to Section 2.1(b), “Transferred Assets” means and includes all of the properties, rights, interests and other tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), of Seller, other than the Excluded Assets. Without limiting the generality of the foregoing, the Transferred Assets shall include the following (to the extent not included in the Excluded Assets):

(i)	all cash and cash equivalents of Seller;

(ii)	all accounts receivable of Seller;

(iii)	the Books and Records;

(iv)	the Transferred IP;

(v)	the Transferred Products, including all Product Software;

(vi)	the Tangible Assets;

(vii)	all rights of Seller under the Transferred Contracts, including the benefit of any prepaid expenses;

(viii)	the Transferred Technology;

(ix)	all direct marketing, promotional, marketing and advertising techniques, methodology, approaches, preferred placements, in each case, whether or not reduced to writing, materials, brochures and presentations of Seller, including all advertising and website copy;

(x)	all Trademarks associated with the Business, and all goodwill associated therewith;

(xi)	the Sites and all rights thereto;

(xii)	all goodwill associated with the Transferred Products and the Business;

(xiii)	any other assets, tangible or intangible, or rights of Seller related to, useful in or necessary to the Business or the Transferred Products, including those assets listed on Schedule 2.1(a)(xiii); and

(xiv)	all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing, and all claims and causes of action against third parties related to the Business, including those related to the Transferred Assets.

(b) Excluded Assets. Notwithstanding anything to the contrary, the Transferred Assets shall not include those assets set forth on Schedule 2.1(b) (the “Excluded Assets”), except to the extent any Technology or Intellectual Property Rights or other such assets may be useful in or necessary to the Business or the Transferred Products, in which case they shall be and remain Transferred Assets.

2.2 Delivery of Transferred Assets.

(a) On the Closing, Seller shall, at Seller’s sole cost, in the manner and form, and to the locations, reasonably specified by Purchaser, (i) deliver to, or put in possession of, Purchaser or other entity designated by Purchaser, all of the Transferred Assets, (ii) in the case of the Transferred IP or other intangible assets, deliver such instruments as are necessary or desirable to document and to transfer title to such assets from Seller to Purchaser in accordance with Section 2.4 below, and (iii) deliver to Purchaser fully-executed, complete and accurate originals of all of the Transferred Contracts, or, to the extent originals are not available, fully-executed, complete and accurate copies of all of the Transferred Contracts; provided that, with respect to Software that constitutes Transferred Technology, Seller shall be required to deliver to Purchaser at the Closing only (A) the current versions and releases of such Software, and (B) those prior versions and releases of such Software in Seller’s possession as of the Closing. Without limiting the foregoing, Seller shall deliver to Purchaser at the Closing, by electronic transmission in a manner specified by Purchaser, all Transferred Assets contained in electronic form, including source code, object code, source documentation and all other related materials for Transferred Assets.

(b) To the extent that Purchaser cannot be granted possession by Seller of certain Tangible Assets as of the Closing Date, the transfer of possession will be substituted by an agreement that those assets shall be held by Seller for and on behalf of Purchaser until such time as Purchaser is granted possession thereof. During that period, Seller shall bear all risk of loss with respect to those Tangible Assets.

2.3 Technology Retention. Following the Closing, Seller shall not retain copies of any of the Product Software or other Technology included in the Transferred Assets, even if such Transferred Assets are such that more than one copy may exist, and Seller waives, solely for the benefit of Purchaser and its subsidiaries and affiliates, any rights to which it is entitled under any employee confidential information and invention assignment agreement or similar Contract or arising under applicable law with respect to the subject matter thereof.

2.4 Collateral Agreements. Without limiting the foregoing, at the Closing, Seller shall deliver to Purchaser, duly executed by Seller: (a) a General Assignment and Bill of Sale substantially in the form attached hereto as Exhibit D hereto; (b) assignments of the Transferred IP in forms acceptable to Purchaser and otherwise suitable for filing in all relevant jurisdictions and governmental offices, including an assignment of copyright substantially in the form attached hereto as Exhibit E; and (c) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance acceptable to Purchaser, as shall be effective to vest in Purchaser good and valid title in and to the Transferred Assets (the instruments referred to in clauses (a), (b) and (c) being collectively referred to herein as the “Collateral Agreements”).

2.5 Agreement to Perform Necessary Acts. To the extent reasonably necessary, following the Closing and without demanding further consideration therefor, Seller and the Principal Stockholders shall, and shall cause the Employees and agents (including any named inventors on any Patents included in the Transferred Assets), to provide Purchaser with reasonable access to relevant information, to provide Purchaser with reasonable cooperation and assistance in the enforcement or prosecution of any Transferred IP (which such cooperation and assistance shall not exceed a time commitment from the Principal Stockholders exceeding 5 hours; provided that if additional time is necessary, Dave Plummer shall provide such cooperation and assistance pursuant to the Consulting Agreement) and otherwise to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Transactions. Assistance under this Section 2.5 may include execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a jurisdiction-by-jurisdiction and/or a country-by-country basis and such other instruments of sale, transfer, conveyance, and assignment as Purchaser or its counsel may reasonably request.

2.6 Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, at the Closing, Purchaser shall assume from Seller (and thereafter pay, perform, discharge or otherwise satisfy), the following Liabilities of Seller which accrue and are to be performed from and after the Closing Date, and no others (collectively, the “Assumed Liabilities”):

(a) those executory obligations of Seller under the Transferred Contracts, in each case solely on a going-forward basis from and after the Closing Date;

(b) royalties or fees due for use or distribution of any products or services sold by Seller prior to Closing in the ordinary course of business and to the extent related to Transferred Products and accrued or reserved for on the Final Closing Date Balance Sheet;

(c) returns or refunds for any products or services sold by Seller prior to Closing in the ordinary course of business and to the extent related to the Transferred Products and reserved for on the Final Closing Date Balance Sheet;

(d) the current accounts payable and accrued expenses of Seller to the extent incurred or accrued in the ordinary course of business prior to Closing and accrued or reserved for on the Final Closing Date Balance Sheet; and

(e) those Liabilities specifically identified on Schedule 2.6(e).

The assumption of the Assumed Liabilities by Purchaser hereunder shall not enlarge any rights of third parties under any contracts or agreements with Purchaser or Seller or any of their respective affiliates.

2.7 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume or be obligated to pay, perform, discharge or in any way be responsible for any Liability of Seller any Stockholder or any of their affiliates (the “Excluded Liabilities”). Without limiting the foregoing, and notwithstanding anything in Section 2.6 to the contrary, the Assumed Liabilities will not include and Purchaser will not assume any liability of Seller, the Stockholders or any of their affiliates with respect to:

(a) any Liabilities and obligations of Seller or the Principal Stockholders under this Agreement and any agreement executed pursuant hereto or contemplated hereby;

(b) other than the Assumed Liabilities, any Liabilities in connection with, resulting from or arising out of, directly or indirectly, the ownership of the Transferred Assets or the operation of the Business on or prior to the Closing Date, including (i) warranty and support obligations to third parties for any products or services sold by Seller prior to Closing, whether or not related to the Transferred Products; (ii) any failure to comply with data collection, e-commerce and privacy laws and regulations; (iii) any liability to the Washington State Attorney General, including for deferred penalties, related to the conduct of Seller prior to Closing; (iv) any Liability of Seller arising out of violations of law, infringement of third party Intellectual Property Rights, actions or omissions of Seller, or breaches of any agreement, contract, indenture, instrument, guarantee or other similar agreement occurring on or prior to the Closing (including, without limitation, any amounts paid in settlement of claims alleged by the Business Software Alliance); and (v) any liability arising under the Seller Lease, including as a result of the cancellation or amendment thereof;

(c) any legal, accounting, brokerage, finder’s fees, if any, Taxes or other expenses incurred by Seller or the Stockholders in connection with this Agreement or the consummation of the Transactions;

(d) any debts, Liabilities or obligations of Seller for borrowed money;

(e) any Liabilities with respect to Taxes of any nature for all periods (or portions thereof) beginning prior to the Closing Date and any Taxes recognized or owed as a result of this Agreement or the consummation of the Transactions;

(f) any Excluded Employee Liabilities;

(g) claims for injury to person or property regardless of when made or asserted, which relate to the products and services sold or delivered by Seller prior to Closing; specifically, and without limiting the generality of the foregoing, Purchaser expressly does not assume or agree to pay or be responsible for claims, whether foreseeable or unforeseeable, based on successor liability doctrines conceptualized under such rubrics as the “product line”, “continuity of enterprise” or “de facto merger” doctrines;

(h) any Liability of Seller with respect to the Excluded Assets; and

(i) any Liability related to a Permitted Lien to the extent such Liability is not deemed an Assumed Liability.

Seller agrees to satisfy all debts, Liabilities and obligations with respect to the Excluded Liabilities whether known at Closing or thereafter determined, as and when due, and Seller shall indemnify and hold Purchaser harmless therefrom in accordance with Section 8.2, as set forth herein.

2.8 Covenant Not to Sue. Following the Closing, Seller and the Principal Stockholders agree that they and their affiliates and successors and assigns will not bring any cause of action based upon the purported or actual infringement by any of the Transferred Assets, or any improvement, modification, derivative or update of any of the Transferred Assets, of any Patent or other Intellectual Property Rights included in the Excluded Assets against Purchaser, any affiliate or successor or assign of Purchaser or any direct or indirect customer of Purchaser or any of its affiliates, successors or assigns.

2.9 Purchaser License.

(a) In the event that any Technology or Intellectual Property Rights included in the Excluded Assets are necessary to or used in the Business or in the Transferred Products, Seller hereby grants to Purchaser a royalty-free, fully-paid, perpetual, irrevocable, non-exclusive, world-wide, transferable license, with rights to sublicense, to make, have made, use, copy, perform, display, sell, offer for sale and distribute such Technology and/or Intellectual Property Rights.

(b) All licenses granted to Purchaser under this Section 2.9 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses to rights of “Intellectual Property Rights” as defined thereunder. Notwithstanding any provision contained herein to the contrary, if Seller is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of Seller, or Seller, as a debtor in possession, rightfully elects to reject the licenses granted to Purchaser hereunder, Purchaser may, pursuant to Section 365(n)(1) and (2) of the U.S. Bankruptcy Code, retain any and all of Purchaser’s rights under such licenses, to the maximum extent permitted by law.

2.10 Assignment of Contracts.

(a) In the event that, prior to the Closing, Seller has not obtained Consent to assign to Purchaser any Transferred Contract for which Consent to assignment is required then:

(i) Seller shall obtain Consent to assign each such Transferred Contract to Purchaser as soon as practicable and in any event within 60 days of Closing; and

(ii) Until such time as Seller obtains such Consent, Seller hereby appoints and authorizes Purchaser to fulfill Seller’s obligations arising under each such Transferred Contract and to collect any consideration, property or services to which Seller is entitled under such Transferred Contract. If and to the extent Seller receives any such consideration, property or services under such Transferred Contract, Seller shall receive for the benefit of, and promptly pay or deliver to, Purchaser such consideration, property or services. The relationship under this Section 2.10(a)(ii) is that of independent contractors, and nothing in this Section 2.10(a)(ii) will be construed to create a relationship of agency or partnership between Seller and Purchaser or to create any obligation to, or provide any benefit for, any other person.

(b) For a period of not more than 60 days following the Closing, Seller hereby appoints and authorizes Purchaser to utilize Seller’s merchant account with Wells Fargo Merchant Services LLC for purposes of collecting payment from customers of the Business post-Closing, to fulfill Seller’s obligations arising under such merchant account solely with respect to the performance of the matters contemplated by this Section 2.10(b), and to collect any consideration, property or services to which Seller is entitled under such merchant account. If and to the extent Seller receives any such consideration, property or services under such merchant account, Seller shall receive for the benefit of, and promptly pay or deliver to, Purchaser such consideration, property or services (net of any refunds, returns and chargebacks, as applicable). The relationship under this Section 2.10(b) is that of independent contractors, and nothing in this Section 2.10(b) will be construed to create a relationship of agency or partnership between Seller and Purchaser or to create any obligation to, or provide any benefit for, any other person.

ARTICLE 3

CLOSING, PURCHASE PRICE AND PAYMENTS

3.1 Closing. The closing (the “Closing”) of the sale and purchase of the Transferred Assets and all other Transactions contemplated to occur at the Closing shall take place at the offices of Hayden Bergman Rooney, Professional Corporation, counsel to Purchaser, located at 150 Post Street, Suite 650, San Francisco, CA 94108, commencing at 2:00 p.m., local time, on the date of this Agreement, or such other date, time or location that Purchaser and Seller may mutually determine.

3.2 Deliveries at Closing. In addition to and in accordance with the obligations of Seller set forth under ARTICLE 2, at the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(a) the Transferred Assets (including the Transferred Contracts, if any);

(b) fully-executed counterparts to the Collateral Agreements;

(c) copies of the Books and Records, and any filings and other documentation (other than the Collateral Agreements) relevant to the Transferred Assets and not yet delivered;

(d) fully-executed counterparts to the Escrow Agreement and such other documentation as the Escrow Agent may reasonably request;

(e) written Consents for each Transferred Contract indicated on Schedule 1.1(xxx) hereto as requiring Consent and for which Consent has been obtained prior to Closing;

(f) fully-executed counterparts to the Offer Letters and Purchaser’s standard Employment, Confidential Information and Invention Assignment Agreement (in form and substance satisfactory to Purchaser), for each of Allen Nieman, Matt Boisen, Sean Norman, Peifeng Ni, Irina Tarnavski and Elaine Magyar;

(g) fully-executed counterparts to the Consulting Agreement;

(h) fully-executed counterparts to each of Non-Competition and Non-Solicitation Agreement with David W. Plummer and Non-Competition and Non-Solicitation Agreement with Nicole Plummer;

(i) fully-executed counterparts to the Employee Non-Competition and Non-Solicitation Agreement from each of the Designated Employees;

(j) certificate of good standing for Seller from the Secretary of State of the State of Washington, and in each state in which Seller is qualified to do business, each dated within five (5) business days prior to the Closing certifying as to the good standing of Seller in such states;

(k) legal opinion from K&L Gates, legal counsel to Seller, substantially in the form attached hereto as Exhibit F;

(l) certificate, validly executed by the Secretary of Seller, certifying as to (i) the terms and effectiveness of the Seller Charter Documents and the good standing of Seller, (ii) the valid adoption of resolutions of the Board of Directors of Seller (whereby the Agreement and Transactions were unanimously approved by the Board of Directors of Seller), and (iii) the valid adoption of resolutions of the Stockholders of Seller approving the Agreement and Transactions;

(m) an amendment to the Development Agreement dated September 28, 2005, and to the Second Amended and Restated Reseller Agreement as amended on August 28, 2008, each with Systweak, Inc., including a fully-executed source code escrow agreement, substantially in the form attached hereto as Exhibit G;

(n) evidence reasonably satisfactory to Purchaser (as determined in its sole and absolute discretion) that Seller has amended or terminated the Seller Lease enabling Purchaser to directly enter into a lease with the landlord for the office space on the 3rd floor of the premises located at 336 228th Avenue NE, Sammamish, Washington;

(o) fully-executed assignments in the form attached hereto as Exhibit H from each of Dave Plummer and Nicole Plummer;

(p) evidence reasonably satisfactory to Purchaser (as determined in its sole and absolute discretion) that Seller has implemented such changes and modifications as set forth on Schedule 3.2(p); and

(q) such other instruments and documents as shall be reasonably requested by Purchaser in connection with this Agreement and the consummation of the Transactions.

3.3 Purchase Price. In consideration of the sale, assignment and transfer of the Transferred Assets, and subject to the terms and conditions set forth in this Agreement, including Section 3.5 below, Purchaser will pay an amount (the “Purchase Price”) equal to (x) Eight Million Five Hundred Thousand Dollars ($8,500,000), less (y) the Actual Net Working Capital Adjustment. In addition, Purchaser shall assume the Assumed Liabilities. Purchaser shall have no obligation to pay the Purchase Price or any other amount to Seller in the event the Closing does not occur.

3.4 Payment of Purchase Price.

(a) At the Closing, Purchaser shall (i) on behalf of Seller, deposit with the Escrow Agent a portion of the Purchase Price equal to One Million Dollars ($1,000,000) (the “Escrow Payment”); and (ii) pay to Seller by wire transfer, in cash, a portion of the estimated Purchase Price equal to Seven Million Five Hundred Thousand Dollars ($7,500,000), less (x) the Estimated Net Working Capital Adjustment, less (y) $100,000 (the “Holdback Amount”), in accordance with the wire transfer instructions set forth on Schedule 3.4.

(b) Within the later of ten (10) days following the Closing Date, and five (5) business days following the receipt by Purchaser of the Final Closing Date Balance Sheet, Purchaser shall pay to Seller by wire transfer, in cash: (i) if the Actual Net Working Capital Adjustment is less than or equal to the Estimated Net Working Capital Adjustment, an amount equal to the Holdback Amount; and (ii) if the Actual Net Working Capital Adjustment is greater than the Estimated Net Working Capital Adjustment, an amount (not less than zero) equal to the Holdback Amount, less the difference between Actual Net Working Capital Adjustment and the Estimated Net Working Capital Adjustment; provided in the event that, by such date, Seller has not provided to Purchaser evidence of satisfaction of any Transfer Taxes due with respect to the sale of the Transferred Assets, Purchaser may withhold from the Holdback Amount released to Seller, if any, an amount equal to the Transfer Taxes due, and either pay over such withheld amount to the applicable taxing authorities or release such amounts to Seller upon receipt of evidence of satisfaction by Seller of such Transfer Taxes.

3.5 Escrow Fund and Escrow Agreement. The Escrow Payment, together with any accrued interest, will constitute an escrow fund (the “Escrow Fund”) and will be governed by the terms set forth in ARTICLE 8 hereof and the Escrow Agreement. The Escrow Fund shall be available to compensate Purchaser for Losses incurred by the Indemnified Parties pursuant to the indemnification provisions set forth in ARTICLE 8 hereof.

3.6 Allocation of Purchase Price. Attached hereto as Schedule 3.6 is an estimated allocation (the “Allocation”) of the Purchase Price and other consideration paid or deemed paid for tax purposes, prepared in accordance with Section 1060 of the Code, or any successor thereto, and the regulations promulgated thereunder. The Allocation shall be updated by Purchaser to reflect any changes in the Final Closing Date Balance Sheet from the Estimated Closing Date Balance Sheet. Such Allocation, as updated, shall be conclusive and binding upon the Parties for all tax purposes, and the Parties agree that all returns and reports (including IRS Form 8594) shall be prepared in a manner consistent with (and the Parties shall not otherwise file a tax return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

3.7 Transfer Taxes. All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer, documentary or other similar taxes or governmental fees (“Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to this Agreement and the Transactions shall be borne solely by Seller. Seller shall promptly, and in any event within 10 days of Closing, pay all such Transfer Taxes and deliver to Purchaser evidence of satisfaction of the same.

3.8 Expenses. Except as otherwise provided herein, each Party shall be solely responsible for its own costs and expenses (including those of its employees and attorneys’ and other advisors’ fees) incurred in negotiating and consummating the Transactions.

3.9 Withholding Taxes. Notwithstanding any other provision in this Agreement, Purchaser shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the direct or indirect recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payment in respect of which such deduction and withholding was made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PRINCIPAL STOCKHOLDERS

Seller and the Principal Stockholders jointly and severally represent and warrant to Purchaser, as qualified by such exceptions as are specifically set forth in the Disclosure Schedule (referencing the appropriate Section and paragraph numbers), as follows:

4.1 Organization and Standing.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Seller has the power and authority to own, lease and operate its assets and property and to carry on its business as currently conducted and as currently contemplated to be conducted. Seller is duly qualified or licensed to do business, to perform its obligations under all

Contracts by which it is bound and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Section 4.1(a) of the Disclosure Schedule lists the directors and officers of Seller, and each jurisdiction in which Seller is qualified to do business.

(b) Seller has delivered to Purchaser true and correct copies of Seller’s Amended and Restated Articles of Incorporation and bylaws, each as amended through the date hereof (together, the “Seller Charter Documents”), and each such instrument is in full force and effect. Seller is not in violation of any of the provisions of the Seller Charter Documents. There are no proposed amendments to the Seller Charter Documents. The operations now being conducted by Seller relating to the Business or the Transferred Assets have not now and have never been conducted under any other name.

(c) Seller does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity. Seller is not a participant in any joint venture, partnership or other arrangement involving joint ownership of assets and sharing of profits. Prior to the Closing, RocketRain, LLC, a Delaware limited liability company wholly-owned by Seller, was dissolved and all of its assets transferred to Seller. All representations and warranties of Seller herein are deemed to include reference to Seller as successor in interest to RocketRain, LLC.

4.2 Authorization of Transactions. Seller and each of the Principal Stockholders have all requisite power and authority to enter into this Agreement, the Escrow Agreement and the Collateral Agreements and any related agreements to which they are a party and to consummate the Transactions. The execution and delivery of this Agreement, the Escrow Agreement and the Collateral Agreements and the consummation of the Transactions have been duly authorized by all necessary company action on the part of Seller and, to the extent necessary, each Principal Stockholder. No further actions are required on the part of Seller or any Principal Stockholder to authorize this Agreement, the Escrow Agreement or the Collateral Agreements or any related agreements to which they are a party or to consummate the Transactions. The vote required to approve this Agreement under the Seller Charter Documents and applicable law by the Stockholders is set forth in Section 4.2 of the Disclosure Schedule, and such vote has been obtained in compliance with applicable law. This Agreement, the Escrow Agreement and the Collateral Agreements have been duly executed and delivered by Seller and the Principal Stockholders and constitute the valid and binding obligation of them (assuming the due authorization, execution and delivery by Purchaser, as applicable), enforceable in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 Noncontravention. The execution and delivery of this Agreement and any related agreements by Seller and the Principal Stockholders does not, and the performance of this Agreement and any related agreements by any of them will not, (a) conflict with or violate the Seller Charter Documents, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or by which any of its properties is bound or affected, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Seller or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than a Permitted Lien, on any of the Transferred Assets pursuant to, any Contract or other obligation to which Seller is a party or by which the Business or the Transferred Assets are bound or affected.

4.4 Consents. No Consent of any Governmental Entity or any third party is required by Seller in connection with the execution and delivery of this Agreement or any related agreements or the consummation of the Transactions, except for those Transferred Contracts specifically noted as requiring consent on Schedule 1.1(xxx) hereto.

4.5 Capitalization.

(a) As of the date hereof, the only authorized capital stock of Seller is 12,000,000 shares of Common Stock, no par value, of which 10,410,000 shares are issued and outstanding. The outstanding Common Stock and all options, warrants and other rights to acquire capital stock of Seller is held by the Persons and in the amounts set forth in Section 4.5(a) of the Disclosure Schedule which further sets forth for each such Person the type and number of shares of capital stock held by such Person or which such Person may have the right to acquire. Except as set forth in this Section 4.5(a) and Section 4.5(a) of the Disclosure Schedule, Seller has no other capital stock outstanding or that is entitled to vote to approve this Agreement and the Transactions, and there are no outstanding warrants, options, rights, other securities, agreements, subscriptions or other commitments, arrangements or undertakings pursuant to which Seller may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Seller or other securities of Seller or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment, arrangement or undertaking.

(b) All options to purchase Seller Common Stock will terminate on or prior to the Closing, and the holders of such options will have received sufficient notice of termination prior to Closing.

(c) Seller does not directly or indirectly own, and it has not directly or indirectly owned, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. The Transferred Assets are the sole property of Seller and no other Person has an interest in the Transferred Assets.

4.6 Financial Statements. Section 4.6 of the Disclosure Schedule includes complete and correct copies of: (i) Seller’s consolidated unaudited balance sheet as of December 31, 2008 and unaudited statements of income, cash flow and stockholders’ equity for the year then ended (the “Year-End Financials”), and (ii) the Estimated Closing Date Balance Sheet, and unaudited statement of income, cash flow and stockholders’ equity for the period beginning January 1, 2009 and ending on the Closing Date (the “Interim Financials”) (and, together with the Year-End Financial, the “Financials”). The Financials, and the Final Closing Date Balance Sheet when delivered, (i) are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and consistent with each other, except that (A) the Interim Financials do not contain notes that may be required by GAAP and (B) revenue recognition for credit card sales does not comply with GAAP in that such revenue is recorded on a cash basis and recognized upon payment, and (ii) present fairly Seller’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. Seller has no Liability of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except Liabilities which individually or in the aggregate (i) have been reflected in the Estimated Closing Date Balance Sheet (to the extent of such reflection or disclosure), or (ii) are executory obligations arising in the ordinary course of business (and not as a result of the breach of any Contract identified in the Disclosure Schedule).

4.7 Restrictions on Transactions or Business Activities. There is no agreement (noncompetition, field of use, most favored nation or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or which is otherwise binding upon Seller or relates to the Business or the Transferred Assets which has or reasonably could be expected to have the effect of prohibiting or impairing (a) any practice of the Business, (b) any acquisition of property (tangible or intangible) by Purchaser in connection with the operation of the Business or the Transferred Assets, (c) the conduct of the Business or (d) the Transactions. Without limiting the foregoing, Seller has not entered into any agreement under which the operations of the Business are restricted or which places any restrictions upon Seller with respect to selling, licensing or otherwise using or distributing any of the Transferred Products or the Transferred Technology to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.8 Title of Properties; Absence of Liens and Encumbrances; Condition. Seller has good and valid title to all of the Transferred Assets, and the power to sell, assign and transfer the Transferred Assets free and clear of any Liens other than Permitted Liens. At the Closing, Purchaser will obtain good and valid title to the Transferred Assets, free and clear of all Liens other than Permitted Liens. The Tangible Assets are in good condition and repair, subject to normal wear and tear. After the Closing, Purchaser shall be able to use the Transferred Assets and exercise, and enjoy the benefits of, the Transferred Assets in substantially the same manner as Seller prior to the Closing without infringing the rights of any third party. The Transferred Assets are usable for their intended purposes, are free from defects and conform in all material respects to all applicable statutes, ordinances and regulations relating to their development, use and operation.

4.9 Intellectual Property.

(a) Section 4.9(a) of the Disclosure Schedule lists all Transferred IP that is Registered IP. All such Registered IP is currently in compliance with formal Legal Requirements (including payment of filing, examination and maintenance fees and proofs of use), and is not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. To Seller’s Knowledge, all such Registered IP, other than patent applications, is valid and enforceable. There are no proceedings or actions Known to Seller before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered IP. Seller has not claimed any status in the application for or registration of any Registered IP, including “small business status,” that would not be applicable to Purchaser.

(b) All schedules attached to this Agreement and listing or describing the Transferred Products, the Transferred IP and the Transferred Technology are complete and accurate.

(c) The Transferred IP constitutes all of the Intellectual Property Rights that are used in or necessary for the current or reasonably anticipated future operation of the Business or use of the Transferred Assets and for Purchaser to market, modify, develop, license, support, and maintain the Transferred Products after Closing, including all licenses required by the Business Software Alliance. The Transferred Technology constitutes all of the Technology related to, used in or necessary for the current or reasonably anticipated future operation of the Business or use of the Transferred Assets, and for Purchaser to market, modify, develop, license, support and maintain the Transferred Product after Closing.

(d) Seller does not own or have any interest in any Patents or other Registered IP other than the Patents and other Registered IP included in the Transferred Assets and the Patent and other Registered IP listed on Schedule 2.1(b), which constitutes an Excluded Asset. None of the Patents included in the Transferred Assets, or any Patents related thereto, are subject to a terminal disclaimer.

(e) Each item of the Transferred Products, Product Software, Transferred IP and Transferred Technology is free and clear of any Liens and any other encumbrances. Seller owns exclusively, and has good and marketable title to all works of authorship and all associated copyrights that are used or embodied in, and all other Intellectual Property Rights in and to, the Transferred Technology, and no other Person has any other rights thereto. All Transferred Assets shall be fully transferable and alienable by Purchaser.

(f) To the extent that any Transferred IP, Transferred Products or item of Transferred Technology was originally owned or created by or for any third party, including any Employee of Seller and any predecessor of Seller: (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Products, Technology and Intellectual Property Rights by valid assignment or otherwise and has requested the waiver of all non-assignable rights, including all moral rights; (ii) the transfers from Seller to Purchaser hereunder do not violate such third-party agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Transferred IP, Transferred Products or Transferred Technology; and (iv) no basis exists for any third party to challenge or object to the Transactions. No third party who has licensed any Intellectual Property Rights to Seller has ownership rights or license rights to modifications or improvements made by Seller in the technology embodying such Intellectual Property Rights.

(g) No Transferred Asset is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof or that may affect the validity, use or enforceability of the Transferred Assets.

(h) Section 4.9(h) of the Disclosure Schedule lists all software or other material owned by Seller and, to Seller’s Knowledge, all software or other material not owned by Seller, that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) and that has been used by or incorporated into any Transferred Product, Product Software or Transferred Technology in any way and describes the manner in which such Open Source Materials were used or incorporated (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Seller). Seller has not used Open Source Materials in any manner that would or could (i) require the disclosure or distribution in source code form of any Transferred Product or Transferred Technology, (ii) require the licensing of any Transferred Product or Transferred Technology for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Transferred Product or Transferred Technology, (iv) create, or purport to create, obligations for Seller (or any successor) with respect to Intellectual Property Rights owned by or purported to be owned by Seller or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by or purported to be owned by Seller, or (v) impose any other limitation, restriction, or condition on the right of Seller to use or distribute any Transferred Product, Product Software or Transferred Technology. With respect to any Open Source Materials that have been used by or incorporated into any Transferred Product, Product Software or Transferred Technology in any way, Seller has been and is in compliance with all applicable licenses with respect thereto.

(i) Neither this Agreement nor the Transactions, including the assignment to Purchaser, by operation of law or otherwise, of any Contracts to which Seller is a party, will result in (i) Purchaser granting to any third party any right to or with respect to any Technology or Intellectual Property Rights owned by Purchaser, (ii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (iii) Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by Purchaser upon Closing.

(j) Section 4.9(j) of the Disclosure Schedule lists all Contracts to which Seller is a party (i) related to the licensing to, or acquisition of, any third party Intellectual Property Rights or Technology related to or used in the Business or incorporated into the Transferred Products, Product Software or Transferred Technology, other than “shrink-wrap” or similar object code-only licenses for commercially available Software the license fee for which is less than $500, or (ii) related to the licensing or sale of any Transferred IP other than non-exclusive object code-only licenses granted by Seller in the ordinary course pursuant to Seller’s standard form of license agreement attached to Section 4.9(j) of the Disclosure Schedule. Seller is not required to make or accrue any royalty or other payment to any third party in connection with the Business or any of the Transferred Assets.

(k) No third party possesses any copy of any source code for any Product Software or other Software included in the Transferred Assets. As of the Closing, Seller will have delivered to Purchaser, and Seller will not have retained any copy of any source code for any Product Software or other Software included in the Transferred Assets.

(l) Seller has taken all reasonable steps to protect its rights in their confidential information and trade secrets associated with or related to the Transferred Assets. To the Knowledge of Seller, no Person is infringing or misappropriating the Transferred IP or Transferred Technology.

(m) Seller has and enforces a policy requiring each Employee of Seller to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 4.9(m) of the Disclosure Schedule. All Employees of Seller have executed such an agreement assigning all of such Employees’ rights in and to the Transferred Technology and the Transferred IP to Seller. The Transferred Assets do not include any inventions of any of Seller’s employees made prior to their employment by Seller.

(n) The Transferred Products, the Product Software, and any other Technology or Software included in the Transferred Assets, did not, do not, and will not when used by Purchaser for their intended purposes in relation to the Business or in the manner used by Seller (i) infringe or misappropriate the Intellectual Property Rights of any other Person, (ii) violate the rights of any other Person (including rights to privacy or publicity), or (iii) constitute unfair competition or trade practices under the laws of any jurisdiction.

(o) Seller has not received notice from any Person claiming that the Transferred Assets infringe, misappropriate or violate the Intellectual Property Rights or other rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

(p) There are no contracts, licenses or agreements between Seller and any other Person with respect to Transferred IP or the Transferred Assets under which there is any dispute or, to the Knowledge of Seller, any threatened dispute regarding the scope of such agreement or performance under such agreement.

(q) To the extent that Seller has distributed or licensed any Transferred Product to an end user pursuant to any form of encryption key: (i) Seller has a written agreement with each such end user requiring such end user to protect the confidentiality of such key; (ii) Seller has delivered to Purchaser a true and complete list of all third parties who have had access to any such keys; (iii) no third party has had access to any such keys, except pursuant to clause (i) above; and (iv) Seller has delivered to Purchaser any such keys and the Technology to generate such keys and has not retained any such keys or such Technology.

(r) Seller has disclosed in writing to Purchaser all information relating to any bugs, material non-conformities or other problem or issue with respect to any of the Product Software, Transferred Products or Transferred Technology that does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of that Product Software, Transferred Product or Transferred Technology. Without limiting the foregoing, there have been, and are, no claims asserted against Seller related to the Transferred Products (or any other product, Technology or service of Seller).

(s) Seller has taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that the Transferred Products and the Product Software are free from viruses and other disabling codes.

(t) Section 4.9(t) of the Disclosure Schedule contains a true and complete description of Seller’s current privacy policy(ies) and those privacy policy(ies) readily available and used in the prior three years, related to “Personally Identifiable Information” or “PII” (collectively, “Seller’s Privacy Policies”) concerning any individual, including but not limited to current, former or potential customers, employees, or agents. “Personally Identifiable Information” or “PII” means any information that alone or in combination with other information held by Seller, whether obtained online or offline, can be used to specifically identify a person.

(u) Seller’s Privacy Policies and all other representations, marketing materials, and advertisements that are related to the Business and address privacy issues and the treatment of PII, accurately and completely describe Seller’s information practices in regard to PII that it collects, maintains, controls, stores, accesses, transfers, processes, uses or discloses (collectively, “Processing”). Seller has complied with Seller’s Privacy Policies, all applicable laws, regulations, Contracts and other obligations related to Seller’s processing of PII. Seller has given all notices, made all disclosures, and obtained all necessary consents related to Seller’s Processing of PII required by Seller’s Privacy Policies, applicable laws, regulations and Contracts and no such notices, disclosures or consent requests have been inaccurate, misleading or deceptive. Seller has not collected any information online from children who it knows or has reason to know are under the age of 13 without verifiable parental consent or directed any of its websites’ content to children under the age of 13 through which such information could be obtained.

(v) Seller has stored and maintained PII in a secure manner, using commercially reasonable physical, administrative and technical measures to assure the integrity and security of the data and to prevent loss, alteration, corruption, misuse and unauthorized access to PII. Seller has destroyed or otherwise rendered unretrievable or unusable any records, whether electronic or paper-based, containing PII that Seller has sought to dispose of in the ordinary course of business. All third party access to PII has been subject to confidentiality requirements. There has been no unauthorized access to, acquisition of, or disclosure of PII.

(w) The transfer of PII under this Agreement complies with all applicable laws and regulations relating to such transfer and with Seller’s Privacy Policies, Contracts and other obligations in regard to PII.

(x) Seller has not received any claims, notices or complaints regarding Seller’s information practices and Processing of PII. Section 4.9(x) of the Disclosure Schedule sets forth the privacy seal program (e.g., TRUSTe, BBBOnline) in which Seller or the Sites is a member; if any of them are a member of any such seal program, Seller and/or the Sites, as applicable, are in compliance with the requirements of such program.

(y) Seller has completely and accurately described in Seller’s Privacy Policies, Contracts or similar materials, Seller’s use of cookies, web beacons and other online tracking resources. Seller does not use such resources to collect PII without obtaining the consent of all individuals to whom such PII relates.

(z) Seller’s Processing complies with the then-current version of the Payment Card Industry Data Security Standard.

4.10 Brokers’ and Finders’ Fees. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any Transaction.

4.11 Transferred Contracts. The Transferred Contracts are all of the Contracts between Seller and any third party related to, or necessary for, the operation of the Business and the Transferred Assets, and true and complete copies of all such Contracts have been delivered to Purchaser. Each Transferred Contract is in full force and effect and Seller is not subject to any default thereunder, nor is any party obligated to Seller pursuant to any such Transferred Contract subject to any default thereunder. Seller has not breached, violated or defaulted under, nor received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Transferred Contract. Seller has obtained all necessary consents, waivers and approvals of parties to any Transferred Contract as are required thereunder in connection with the Closing, or for any such Transferred Contract to remain in full force and effect without limitation, modification or alteration after the Closing. Following the Closing, Purchaser will be permitted to exercise all of the rights Seller had under the Transferred Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Seller would otherwise be required to pay pursuant to the terms of such Transferred Contracts had the transactions contemplated by this Agreement not occurred.

4.12 Complete Copies of Materials. Seller has delivered true and complete copies of each existing document that has been requested by Purchaser or its counsel.

4.13 Transferred Assets. The Transferred Assets comprise all of the tangible and intangible assets, properties and rights of every type and description (other than real property) used in or necessary to the operation of the Business by Purchaser following the Closing.

4.14 Operational Licenses. Section 4.14 of the Disclosure Schedule lists all permits, government approvals, licenses, clearances and Consents necessary for the conduct of the Business currently held by Seller, and Seller has provided to Purchaser true and complete copies of all such permits, government approvals, licenses, clearances and Consents.

4.15 Litigation. There is no action, suit, proceeding, claim, arbitration or any investigation pending or, to the Knowledge of Seller and the Principal Stockholders, threatened before any court or administrative agency against Seller that relates directly or indirectly to the Business, any Transferred Asset or any Employee, or that questions the validity of this Agreement, the Collateral Agreements or the Escrow Agreement or of any action taken or to be taken pursuant to or in connection with such agreements. There is no judgment, decree or order against Seller or any of its assets or properties or any of its directors or officers in their capacity as such.

4.16 Employee Benefits.

(a) Section 4.16(a) of the Disclosure Schedule contains a complete and accurate list of the Employees of Seller as of the date hereof and shows with respect to each such Employee (i) the Employee’s name, position held, all salary, wages, bonus or commissions payable and other benefits provided by Seller or which it is bound to provide (whether at present or in the future) to each such Employee, or any person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which Seller is a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year, (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), and (v) visa status.

(b) Section 4.16(b) of the Disclosure Schedule contains a complete and accurate list of the Seller Employee Plans. The Seller Employee Plans have been operated and administered in accordance with their terms and the applicable requirements of ERISA, the Code and any other applicable governing law, in each case, in all material respects. All contributions and all payments and premiums required to have been made to or under any Seller Employee Plan have been timely and properly made (or otherwise properly accrued if not yet due). No Seller Employee Plan is subject to Title IV of ERISA, or is a multiemployer plan within the meaning of Section 3(37) of ERISA. There are no pending or, to the Knowledge of Seller, threatened, suits, audits, administrative investigations or proceedings, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) and to the Knowledge of Seller no facts or circumstances exist that could give rise to any such suits, audits, administrative investigations or proceedings, examinations, actions, litigation or claims with respect to any of the Seller Employee Plans. Each of the Seller Employee Plans that is intended to be “qualified” within the meaning of Section 401 of the Code is covered by an opinion letter from the IRS and no event has occurred and no condition exists which would result in the revocation of any such opinion letter or otherwise result in the loss of its qualified status.

4.17 Bulk Transfer Laws. There are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the Transactions, and the “bulk transfer laws” of any state in which the Transferred Assets are located do not apply to the transfer of those Transferred Assets under this Agreement.

4.18 Compliance with Applicable Laws.

(a) Seller, the Transferred Assets and the Business are in compliance with all applicable Legal Requirements, including laws, statutes, codes, regulations, standards, guidelines, guidance documents, and directives or consents (including consent decrees and administrative orders) at any time in effect, including all applicable regulations promulgated by the Federal Trade Commission and U.S. Bureau of Industry and Standards. No investigation or review by any Governmental Entity or self-regulatory entity with respect to Seller is pending or, to the Knowledge of Seller, threatened.

(b) Seller has obtained and has in effect all permits, licenses and other authorizations which are required with respect to the operation of the Business and the ownership of the Transferred Assets. Seller is in full compliance with all terms and conditions of such permits, licenses and authorizations, no proceeding is pending or, to the Knowledge of Seller, threatened, to revoke or limit any thereof, and to the Knowledge of Seller there is no basis for any such proceeding and the consummation of the Transactions will not result in the non-renewal, revocation or termination of any such license or permit.

(c) Seller is conducting and has conducted its export transactions in accordance with all applicable export and re-export control laws of the United States and all applicable import/export control laws in other countries in which Seller conducts the Business. Without limiting the foregoing:

(i) Seller has obtained, and is in compliance with, all export licenses, license exceptions and other consents, notices, permits, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (A) the export and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), and has performed classification reviews of all of the Transferred Products.

(ii) There are no pending or, to the Knowledge of Seller, threatened claims or legal actions against Seller alleging a violation of such Export Approvals or the export control laws of any Governmental Entity.

(iii) No Export Approvals for the transfer of export licenses to Purchaser are required by the consummation of the Transactions.

4.19 Business Practices. Seller and, to the Knowledge of Seller, the Employees are in compliance with the U.S. Foreign Corrupt Practices Act, as amended, including the books and records provisions thereof. Neither Seller nor any Person acting on its behalf has ever paid or delivered, or promised to pay or deliver, directly or indirectly through any other Person, any monies or anything else of value to any government official or employee of any political party, for the purpose of illegally or improperly inducing or rewarding any action by the official favorable to Seller.

4.20 Tax Matters.

(a) Seller has prepared and timely filed all required Tax Returns for all periods ending on or prior to the Closing Date relating to any and all Taxes concerning or attributable to Seller, the Transferred Assets or the Business, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law.

(b) Seller has timely paid all Taxes required to be paid that are attributable to the Transferred Assets or the Business and timely paid or withheld and paid over to the appropriate governmental authorities with respect to its Employees and other third parties all income taxes, social security and national insurance contributions and other Taxes required to be withheld.

(c) Purchaser shall not have any liability or obligation, and shall not incur any loss, expense or cost, and none of the Transferred Assets are or shall be subject to any Liens, by reason of any Taxes arising out of (i) the Business as conducted by Seller prior to the consummation of the sale hereunder of the Transferred Assets or (ii) any other operations or activities of Seller whether conducted prior to the date hereof or hereafter.

(d) Seller has not executed any waiver of any statute of limitations on or extending the period for assessment or collection of any Tax attributable to the Transferred Assets or the Business.

(e) Seller has elected to be treated for tax purposes as an ‘S’ corporation since inception and such election remains in effect.

4.21 Certain Relationships with Seller. No officer, director, employee or stockholder of Seller (nor any immediate family member or affiliate of such persons) has or has had, directly or indirectly, any financial interest in any Person with any contractual or business relationship with Seller, including any party to any of the Transferred Contracts.

4.22 Product and Service Warranties. Each product and service manufactured, sold, leased, licensed or delivered by Seller has been done so in material conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product or service manufactured, sold, leased, distributed, licensed or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond Seller’s applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. Section 4.22 of the Disclosure Schedule includes copies of the standard terms and conditions of sale, service, license and lease for Seller.

4.23 Accounts Receivable. All receivables reflected on the Estimated Closing Date Balance Sheet arose from goods shipped or products sold or services rendered by Seller in the ordinary course of business, are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Estimated Closing Date Balance Sheet, and no such receivable is subject to any counterclaim or setoff.

4.24 No Liquidation, Insolvency or Winding-Up.

(a) No order has been made, petition presented or resolution passed for the winding-up or liquidation of Seller and there is not outstanding any:

(i) Order for the winding-up of Seller;

(ii) Appointment of a receiver over the whole or part of the assets of Seller;

(iii) Petition or order for administration of Seller under any federal or state bankruptcy, insolvency or similar law;

(iv) Voluntary arrangement between Seller and any of its creditors under any federal or state bankruptcy, insolvency or similar law; or

(v) Distress or execution or other process levied in respect of Seller that remains undischarged.

(b) To Seller’s Knowledge, there are no circumstances that would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the undertaking or assets of Seller.

(c) Seller is not deemed unable to pay its debts within the meaning of applicable law. Seller is not now insolvent and it will not be rendered insolvent by the Transactions contemplated in this Agreement. As used in this section, “insolvent” means that the sum of debts and other probable liabilities of a party exceeds the present fair saleable value of such party’s assets.

(d) The operations of Seller have not been terminated.

4.25 Absence of Changes. Since September 29, 2009, Seller has not taken any of the following actions with regard to the Business or the Transferred Assets:

(a) sold, leased or disposed of any assets;

(b) declared or paid any dividend or made any distribution to the Stockholders;

(c) acquired any material asset;

(d) licensed any of the Transferred IP or Transferred Products to any third party other than the license of products in the ordinary course of business pursuant to Seller’s standard form of end user license as set forth in Section 4.22 of the Disclosure Schedule;

(e) incurred or assumed any material liabilities or obligations;

(f) mortgaged or pledged or subjected any Transferred Asset to a Lien;

(g) changed any accounting methods, principles or practices;

(h) terminated (except pursuant to its terms), or materially modified or amended any Contract, including any Transferred Contract;

(i) canceled or compromised any debt or claim or waived or released any rights;

(j) failed to pay or perform the Liabilities and Taxes of Seller or attributable to the Business or the Transferred Assets when due;

(k) entered into any transaction not in the ordinary course of business;

(l) increase the base compensation of any employees; or increase or change any other compensation or benefits for employees other than transaction bonuses that are entirely Excluded Employee Liabilities funded by Seller from the proceeds to Seller after the Closing Date; or

(m) agreed to take any of the foregoing actions.

4.26 Disclosure. No statement made by Seller or the Principal Stockholders in this Agreement or any of the agreements contemplated hereby, or the exhibits and schedules attached hereto or thereto or in any certificate or schedule furnished or to be furnished by or on behalf of Seller or the Principal Stockholders to Purchaser in connection with the Transactions, when read together in their entirety, contains upon the date hereof any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization of Transaction. Purchaser has all requisite power and authority to execute and deliver this Agreement, the Escrow Agreement and the Collateral Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement, the Escrow Agreement and the Collateral Agreements to which it is a party and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement, the Escrow Agreement and the Collateral Agreements to which it is a party have been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller and the Principal Stockholders) constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3 Sufficient Cash Funds. Purchaser has available sufficient funds to enable it to pay the Purchase Price.

5.4 Noncontravention. The execution and delivery of this Agreement and any related agreements by Purchaser does not, and the performance of this Agreement and any related agreements by Purchaser will not, (a) conflict with or violate the Purchaser’s Articles of Incorporation and bylaws, or (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any of its properties is bound or affected.

5.5 Consents. No Consent of any Governmental Entity or any third party is required by Purchaser in connection with the execution and delivery of this Agreement or any related agreements or the consummation of the Transactions.

ARTICLE 6

CONFIDENTIAL INFORMATION

6.1 Confidentiality of Agreement and Public Announcements.

(a) Seller and the Principal Stockholders acknowledge that included in the Transferred Assets are certain Technology, Intellectual Proprietary Rights and other confidential and/or proprietary information that Seller has used in the Business and that have commercial value in the Business and accordingly have been treated by Seller as confidential. All such information, and all information regarding this Agreement and the Transactions (collectively, the “Confidential Information”), shall be kept confidential by Seller and the Principal Stockholders. Seller and the Principal Stockholders agree that on and after the Closing Date they will keep in strictest confidence and trust all Confidential Information and none of them nor any of their employees or affiliates will, without Purchaser’s prior written consent, use or disclose any Confidential Information, except to the extent (i) necessary to comply with any Legal Requirements in connection with Seller’s ownership or operation of the Transferred Assets on or prior to the Closing Date, such as the filing of income tax returns or reports or (ii) any of them become legally compelled (e.g., by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, in which case, Seller will provide Purchaser with prompt written notice so that Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.1(a). If such protective order or other remedy is not obtained or Purchaser waives compliance with the provisions of this Section 6.1(a), Seller will furnish only that portion of the Confidential Information that is legally required.

(b) Except as provided in Section 6.1(c), each Party hereto agrees that this Agreement and every provision hereof shall be strictly confidential and shall not be disclosed to any other person other than: (i) with the written consent of Purchaser; (ii) if it is required by Law; (iii) if it is made pursuant to existing contractual obligations; or (iv) if it is required by any rule or regulation of any securities exchange or regulatory or governmental body whether or not this has the force of law.

(c) Notwithstanding the foregoing, the confidentiality obligations set forth in Section 6.1(b) shall not prevent or restrict Purchaser in any way from (i) announcing to or otherwise notifying third parties at any time that it has purchased the Purchased Assets (including notifying them of the amount of the Purchase Price) and introducing itself as successor or (ii) disclosing this Agreement and the exhibits and schedules hereto and the terms hereof and thereof for purposes of complying with applicable securities laws or the rules of the Nasdaq National Market. Purchaser will use its commercially reasonable efforts to provide to Seller a draft of any press release or public statement announcing the Agreement or the transactions contemplated hereby a reasonable period of time prior to the public distribution of such press release or public statement.

6.2 Remedies. If Seller or the Principal Stockholders breach any of their obligations with respect to confidentiality or use of Purchaser’s confidential information hereunder, Purchaser shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

ARTICLE 7

COVENANTS

7.1 Additional Documents and Further Assurances. At any time or from time to time after the Closing, at Purchaser’s request and without any further consideration, Seller and the Principal Stockholders shall: (a) execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation; (b) provide such materials and information; and (c) take such other actions, as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, to confirm Purchaser’s title to, all of the Transferred Assets, and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Transferred Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller and the Principal Stockholders to fulfill their obligations under this Agreement, the Escrow Agreement and the Collateral Agreements.

7.2 Agreement Not to Compete.

(a) Beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), Seller shall not directly or indirectly (other than on behalf of Purchaser), without the prior written consent of Purchaser, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term “Competitive Business Activity” shall mean: (i) engaging in, managing or directing persons engaged in any business relating to or substantially similar to the Business; (ii) acquiring or having an ownership interest in any entity which derives revenues from any business related to or substantially similar to the Business (except for ownership of one percent (1%) or less of any entity whose securities are publicly traded on a national securities exchange); or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) of this sentence. For all purposes hereof, the term “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision of the world in which Purchaser or Seller is currently engaged in business or otherwise distributes, licenses or sells products.

(b) Beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of Purchaser or any subsidiary of Purchaser to terminate his or her employment with Purchaser or its subsidiaries.

(c) The covenants contained in Section 7.2(a) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 7.2(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7.2(a) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d) Seller acknowledges that (i) the goodwill associated with the existing business, customers and assets of the Business prior to the Closing are an integral component of the value of the Business to Purchaser and is reflected in the Purchase Price to be received by Seller, and (ii) Seller’s agreement as set forth in Sections 7.2(a) and 7.2(b) is necessary to preserve the value of the Business for Purchaser following the Closing. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in Section 7.2(a) are reasonable because, among other things, (A) Purchaser and Seller are engaged in a highly competitive industry, (B) Seller has had unique access to the trade secrets and know-how of the Business including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Business, and (C) Seller is receiving significant consideration in connection with the consummation of the Transactions.

(e) The Parties agree that in the event of a breach or threatened breach by Seller of any of the covenants set forth in Sections 7.2(a) and 7.2(b), monetary damages alone would be inadequate to fully protect Purchaser from, and compensate Purchaser for, the harm caused by such breach or threatened breach. Accordingly, Seller agrees that if it breaches or threatens breach of any provision of Sections 7.2(a) and 7.2(b), Purchaser shall be entitled to, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of Sections 7.2(a) and 7.2(b), and Purchaser shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

7.3 Change of Corporate Name. Within ten (10) business days of Closing, Seller shall amend its articles of incorporation to change its name to XRT Holdings, Inc.

7.4 Final Balance Sheet. As promptly as practical following the Closing, Seller shall deliver to Purchaser a final consolidated unaudited balance sheet as of the Closing Date, prepared in accordance with GAAP (with the exception of revenue recognition for credit card sales, which have been recorded on a cash basis and recognized upon payment) applied on a consistent basis with the Financials (the “Final Closing Date Balance Sheet”), together with all documents, records and work papers and access to all personnel as Purchaser may reasonably request.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of Seller and the Principal Stockholders contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing and continue in full force and effect until and terminate upon the end of the day on the date fourteen (14) months following the Closing Date; provided, however, that the following representations and warranties (the “Special Representations”) shall survive for longer periods as follows: (a) the representations and warranties contained in Section 4.8 (Title of Properties; Absence of Liens and

Encumbrances; Condition), Section 4.9 (Intellectual Property), Section 4.16 (Employee Benefits) and Section 4.20 (Tax Matters), shall survive until sixty (60) days after the expiration of the applicable statutes of limitations; (b) the representations and warranties contained in this Agreement (including but not limited to Section 4.2 (Authorization of Transactions)), or in any certificate or other instrument delivered pursuant to this Agreement, with respect to due authorization to enter into this Agreement and complete the Transactions shall survive indefinitely and not terminate; and (c) in the event of fraud or the willful breach of a representation or warranty contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, as applicable, such representation or warranty shall survive indefinitely and not terminate. The representations and warranties of Purchaser contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing and continue in full force and effect until and terminate upon the end of the day on the date fourteen (14) months following the Closing Date.

8.2 Indemnification. Subject to the terms, conditions and limitations in this Article 8, Seller and the Principal Stockholders (the “Indemnifying Parties”) will jointly and severally indemnify and hold Purchaser and each of Purchaser’s subsidiaries and other affiliates, and their respective officers, directors, employees, agents and representatives (the “Indemnified Parties”), harmless against all claims, losses, liabilities, diminution in value, damages, deficiencies, interest, penalties, taxes, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) in good faith paid, incurred, accrued or sustained by the Indemnified Parties, directly or indirectly, as a result of (a) any breach or inaccuracy of a representation or warranty of Seller or the Principal Stockholders contained in this Agreement (as modified by the Disclosure Schedule) or in any certificate, instrument, or other document delivered by Seller or the Principal Stockholders pursuant to this Agreement (without, for purposes of determining the amount of any such Loss, giving effect to any limitation as to “materiality,” “material adverse effect,” or similar qualifications set forth therein); (b) any failure by Seller or the Principal Stockholders to perform or comply with any covenant applicable to them contained in this Agreement or any agreement delivered by Seller or the Principal Stockholders pursuant to this Agreement; (c) any Excluded Liabilities; (d) any failure of Seller to comply with any applicable bulk transfer or similar laws with respect to the Transactions; and (e) any amount by which the Actual Net Working Capital Adjustment is greater than the Estimated Net Working Capital Adjustment (if and to extent the Holdback Amount is not reduced by such amount pursuant to Section 3.4(b)), or any inaccuracy in the Final Closing Date Balance Sheet or the calculation of the Actual Net Working Capital Adjustment based upon Purchaser’s review of the Final Closing Date Balance Sheet at any time following receipt.

8.3 Source of Indemnification. Except as otherwise set forth in this Section 8.3 and Section 8.7(b), Losses to be paid pursuant to the provisions of this Article 8 will be satisfied solely from the Escrow Fund. If and to the extent the Indemnifying Parties are liable for Losses in excess of the Escrow Fund, the Indemnified Parties may proceed against the Indemnifying Parties directly. Notwithstanding the foregoing, in the case of fraud or intentional or willful breach of a representation, warranty or covenant of Seller or the Principal Stockholders contained in this Agreement or in any certificate, instrument, or other document delivered by Seller or the Principal Stockholders pursuant to this Agreement, Purchaser may seek any remedy to which it is entitled under law or equity.

8.4 Indemnification Procedure.

(a) If an Indemnified Party seeks indemnification under this ARTICLE 8, Purchaser shall deliver an Officer’s Certificate to Seller on behalf of the Indemnifying Parties (and the Escrow Agent, if the Escrow Period has not expired). Seller may object to such claim by delivering written notice to Purchaser (and the Escrow Agent, if the Escrow Period has not expired) specifying the basis for such objection within thirty (30) days following receipt by Seller of notice from Purchaser regarding such claim. If no such objection is made within the 30-day period, the Indemnified Party may recover Losses without further consent or approval required of any of the Indemnifying Parties. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Purchaser (i) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or in good faith reasonably anticipates that it will pay, sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability.

(b) Seller and the Principal Stockholders shall not be responsible for any Losses unless and until Purchaser has submitted one or more Officer’s Certificates in accordance with Section 8.4(a) for Losses that exceed $50,000.00 in the aggregate (the “Loss Threshold Amount”). After the claims exceed the Loss Threshold Amount, then all Losses, including the Losses below the Loss Threshold Amount and any additional Losses incurred by Purchaser shall be satisfied in accordance with the procedures set forth herein. Notwithstanding the foregoing, the Loss Threshold Amount shall not apply (i) in the event of fraud or the intentional or willful breach of a representation, warranty or covenant, (ii) with respect to any claim arising under Section 8.2(e), or (iii) with respect to any Loss arising from or related to any claim or inquiry of the Business Software Alliance.

8.5 Resolution of Conflicts; Arbitration

(a) If Seller shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses within thirty (30) days after delivery of such Officer’s Certificate, Seller and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties, at which time the claim shall be promptly paid, expensed or settled, as the case may be.

(b) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, Seller or Purchaser may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 10.4.

(c) Arbitration under Section 10.4 shall apply to any dispute among the Indemnifying Parties, on the one hand, and the Indemnified Parties, on the other hand, under this ARTICLE 8 hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this ARTICLE 8.

(d) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the Parties to this Agreement, including any Indemnifying Party and any Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order, as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one Party to another, such Party shall make the payment to such other Party, including any distributions out of the Escrow Fund, as applicable.

8.6 Third-Party Claims. In the event Purchaser becomes aware of a third-party claim that Purchaser reasonably believes may result in a demand for indemnification pursuant to this ARTICLE 8, Purchaser shall notify Seller of such claim, and Seller shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Purchaser shall have the right, in its sole discretion, to conduct the defense of and settle any such claim; provided, however, that except with the consent of Seller, which consent may not be unreasonably withheld, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that Seller has consented to any such settlement, no Indemnifying Party shall have power or authority to object under any provision of this ARTICLE 8 to the amount of any claim by the Indemnified Parties against the Escrow Fund or the Indemnifying Parties directly, as the case may be, with respect to such settlement.

8.7 Limitations on Indemnity.

(a) Cap. Subject to Section 8.7(b), the liability of Seller and the Principal Stockholders for indemnification to the Indemnified Parties will be limited to their direct and indirect interests in the Escrow Fund.

(b) Exceptions. Notwithstanding anything herein to the contrary, the limitations set forth in Section 8.7(a) will not apply to Losses which result from or are related to (i) fraud, (ii) willful breach of a representation, warranty or covenant contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, (iii) any breach of Section 4.2 (Authorization of Transactions), Section 4.5 (Capitalization), Section 4.6 (Financial Statements), Section 4.8 (Title of Properties; Absence of Liens and Encumbrances; Condition); Section 4.9 (Intellectual Property), and Section 4.20 (Tax Matters), or (iv) any Excluded Liabilities, the indemnification of Losses with respect to which shall not be limited in any manner under this Agreement. Purchaser will use commercially reasonable efforts to mitigate any Losses for which it reasonably believes indemnification will be available under this Agreement; provided, however, that the foregoing shall not be construed to require Purchaser to discontinue the licensing and distribution of any Transferred Products unless and until required to do so by agreement of the Parties or the order of a court of competent jurisdiction.

8.8 Stockholder Agent; Power of Attorney.

(a) Each of the Parties hereto agrees that, effective upon the execution of this Agreement and without further act of any Principal Stockholder, Seller shall be appointed as agent and attorney-in-fact for each Principal Stockholder, for and on behalf of all of them, to give and receive notices and communications, to authorize payments to any Indemnified Parties from the Escrow Fund in satisfaction of claims by any Indemnified Parties, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts with respect to such claims, to agree to modifications, amendments and waivers to this Agreement on behalf of the Principal Stockholders and to take all actions necessary or appropriate in the judgment of any duly authorized officer of Seller for the accomplishment of the foregoing. Such agency may be changed by the Principal Stockholders from time to time upon prior written notice to Purchaser, subject to the approval of holders of a two-thirds interest in the Purchase Price. Notices or communications to or from the Seller shall constitute notice to or from each of the Principal Stockholders.

(b) A decision, act, consent or instruction of Seller (including an amendment, extension or waiver of this agreement) shall constitute a decision of all the Principal Stockholders, and shall be final, binding and conclusive upon each such Principal Stockholder, and Purchaser may rely upon any such decision, act, consent or instruction of Seller as being the decision, act, consent or instruction of each such Principal Stockholder. Purchaser is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of Seller on behalf of itself or the Principal Stockholders.

8.9 Exclusive Remedy. From and after the Closing Date, the remedies under this ARTICLE 8 shall be the exclusive remedies of the Parties under this Agreement, other than in the event of fraud or willful breach. Any liability for indemnification under this
ARTICLE 8 will be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant.

ARTICLE 9

AMENDMENT AND WAIVER

9.1 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Seller and the Principal Stockholders, on the one hand, and Purchaser, on the other hand.

9.2 Extension; Waiver. At any time prior to the Closing, Purchaser, with respect to Seller and the Principal Stockholders, and Seller, with respect to Purchaser, may, to the extent legally allowed, extend the time for the performance of any of the obligations of the other applicable Party(ies) hereto, or waive compliance with any of the agreements or conditions for the benefit of such Party(ies) contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 10

GENERAL

10.1 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Parties):

if to Purchaser:	SDC Software, Inc.
1900 Seaport Boulevard, 3rd Floor
Redwood City, CA 94063
Attn: Chief Financial Officer
Attn: General Counsel
Facsimile: (650) 482-3763

with a copy to:	Hayden Bergman Rooney, Professional Corporation
150 Post Street, Suite 650
San Francisco, CA 94108
Attn: Peter Bergman
Telephone: (415) 692-3310
Facsimile: (415) 399-9320

if to Seller or the
Principal Stockholders:	Xeriton Corporation
336 228th Ave., NE, Suite 301
Sammamish, WA 98074
Attn: President
Telephone: (425) 369-2279
Facsimile: (425) 369-2510

with a copy to:	K&L Gates LLP
925 Fourth Avenue
Suite 2900
Seattle, WA 98104
Attn: Chris Visser
Telephone: (206) 370-8343
Facsimile: (206) 370-6199

10.2 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and the State of Delaware as such laws apply to agreements entered into and to be performed entirely within Delaware by Delaware residents.

10.3 Forum and Venue. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Mateo County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each Party agrees not to commence any legal proceedings related hereto except in such courts.

10.4 Resolution of Conflicts; Arbitration. Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of San Mateo, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Purchaser and Seller. Alternatively, at the request of either Party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Purchaser or Seller. Purchaser and Seller shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(b) Discovery. In any arbitration under this Section 10.4, each Party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(d) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Costs and Expenses. The Parties agree that each Party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each Party waives its right to seek an order compelling the other Party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

10.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Purchaser may assign all of its assets, licenses and other rights acquired hereunder in their entirety or in part after the Closing. This Agreement may not be assigned by Seller or the Principal Stockholders.

10.6 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto, and their respective successors and permitted assigns.

10.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.8 Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of this Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

10.9 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof, and is not intended to confer upon any other Person any rights or remedies hereunder.

10.10 Counterparts. This Agreement may be executed in counterparts and may be delivered by facsimile transmission or electronically with a scanned copy, which, when taken together, shall constitute one agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the individuals and entities listed below, in their own capacity or by their duly authorized representatives, have executed this Agreement as of the date first written above.

SDC SOFTWARE, INC.

By:
Name:
Title:

XERITON CORPORATION

By:
Name:
Title:

PRINCIPAL STOCKHOLDERS:

David W. Plummer

Nicole Plummer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]